Exhibit 28(d)(l)
AMENDMENT NO. 5
TO
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 5 TO SUBADVISORY
AGREEMENT is dated as of October 17, 2014, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company, formerly known as SunAmerica Asset
Management Corp., (the "Adviser"), and MORGAN STANLEY
INVESTMENT MANAGEMENT INC., a Delaware corporation
(the "Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement;

      WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below.

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed between the parties hereto as follows:

1.	The following new paragraph shall be added to the
Subadvisory Agreement:

17. Delegation.  The Subadviser may
delegate any of its duties and obligations hereunder to any affiliated person, as such term is defined in the Investment
Company Act of 1940, as amended (the
"1940 Act"), that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as it deems necessary or appropriate, provided that (i) the Adviser and the Board consent to any such delegation and to the terms and conditions thereof, (ii) such delegation is pursuant to a written contract which provides for its automatic termination in the event this Subadvisory Agreement is terminated for any reason, and (iii) such delegation is permitted by and in conformity with the 1940 Act. The
Subadviser shall be liable to the Adviser for any loss or damage arising out of, in connection with or related to the actions, or omissions to act, of any delegee utilized hereunder as if such delegee were a party hereto. The Subadviser shall provide written notice to the Adviser when portfolio management duties are delegated to or withdrawn from a delegee, and the Subadviser shall be solely responsible for compensating any delegee for services rendered. The Sub-Sub-advisory
Agreement, or other contract entered into pursuant to this Section, may not be amended without the written consent of the Adviser, and neither the Adviser nor the Trust may be held responsible, or otherwise liable for, the payment of any amount due, or which may become due, pursuant to the terms thereof.

2.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the change in subadvisory fees for the International Diversified Equities Portfolio (the
"Portfolio"). The following fees shall be in effect for so long as the Portfolio's net assets equal or exceed $175 million:

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


International Diversified Equities Portfolio
0.45% on the first $350 million

0.40% on the next $400 million

0.37% over $750 million

The following fees shall be in effect for so long as the Portfolio's net assets are less than $175 million:
Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


International Diversified Equities Portfolio
0.80% on the first $25 million

0.60% on the next $25 million

0.50% on the next $25 million

0.40% over $75 million and under
$175 million

3.	Counterparts. This Amendment may be executed
in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Full Force and Effect. Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

5.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.


      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET
MANAGEMENT, LLC

				By:  /s/ PETER A. HARBECK
				Name:	Peter A. Harbeck
				Title:	President & CEO


				MORGAN STANLEY
INVESTMENT MANAGEMENT INC.

				By:  /s/ CATHERINE COLECCHI
				Name:	Catherine Colecchi
				Title:	Managing Director


Schedule A

Effective October 17, 2014

The following fees shall be in effect for so long as the Portfolio's net assets equal or exceed $175 million:

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


International Diversified Equities Portfolio
0.45% on the first $350 million

0.40% on the next $400 million

0.37% over $750 million

The following fees shall be in effect for so long as the Portfolio's net assets are less than $175 million:
Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


International Diversified Equities Portfolio
0.80% on the first $25 million

0.60% on the next $25 million

0.50% on the next $25 million

0.40% over $75 million and under
$175 million




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P:\SunAmerica Series Trust\Annual Updates\2015 Update\485a Filing\
Exhibits\Exhibit 28(d)(xlix) - SAST Morgan Stanley
Amendment 5 to Subadvisory Agreement (10-17-14).doc